Exhibit 10.2

AMENDMENT NO. 2

TO

RAVICHANDRAN EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of September 18, 2015, is made by and between Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), and Hari Ravichandran (the “Executive”).

WHEREAS, the Company and the Executive are parties to an employment agreement dated as of September 30, 2013, as amended on October 11, 2013, (the “Employment Agreement”);

WHEREAS, the Company and the Executive desire to amend the Employment Agreement; and

WHEREAS, the Employment Agreement may be amended by written consent of the Company and the Executive.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and the Company’s grant of a Performance-Based Restricted Stock Award to the Executive, the Company and the Executive hereby agree as follows:

1.	Section 4 of the Employment Agreement is replaced in its entirety with the following effective as of October 1, 2015:

“Base Salary. During the Term of Employment, the Executive shall be paid an annualized gross Base Salary, payable in accordance with the regular payroll practices of the Company of $200,000. The Base Salary shall be reviewed for increase (but not decrease) in the sole discretion of the Board not later than June 30, 2018, and annually thereafter.”

2.	Section 5(b) of the Employment Agreement is replaced in its entirety with the following effective as of October 1, 2015:

“Discretionary Annual Bonus. With respect to the 2015, 2016 and 2017 calendar years, the Executive shall not be eligible for an Annual Bonus. Whether or not the Executive shall receive an Annual Bonus shall be determined in the sole discretion of the Board or its compensation committee. The Executive shall be considered for a discretionary bonus for the 2018 calendar year and annually thereafter.”

3.	Section 9(d)(ii) of the Employment Agreement is replaced in its entirety with the following:

“(ii) a material decrease in the Executive’s Base Salary; or”

4.	Section 11(a)(iii) is deleted in its entirety, the word “and” is added after Section 11(a)(ii) and Section 11(a)(iv) is renumbered Section 11(a)(iii).

5.	Section 11(c)(i)(C)(2) of the Employment Agreement is replaced in its entirety with the following:

“(2) payment of two (2) times the prior year’s Annual Bonus payable over a period of twenty-four (24) months following the Termination Date in accordance with the Company’s usual and customary payroll practices,”

6.	The Executive agrees that the reduction of his Base Salary and Annual Bonus does not constitute Good Reason under the Employment Agreement.

7.	Except as provided herein, all other terms and conditions in the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Executive has executed this Amendment, each as of the day and year first above written.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ David C. Bryson
Name: Title:	David C. Bryson Chief Legal Officer

/s/ Hari Ravichandran
Hari Ravichandran